                                                                    Exhibit 4(c)





                       SANTA FE PACIFIC GOLD CORPORATION
                      DIRECTORS' STOCK COMPENSATION PLAN
                      ----------------------------------

                               TABLE OF CONTENTS
                               -----------------

SECTION 1. GENERAL..........................................................  1
 1.1.   Purpose.............................................................  1

SECTION 2. AWARDS...........................................................  1
 2.1.   Stock Awards........................................................  1
 2.2.   Stock Ownership.....................................................  2
 2.3.   Stock Option Award..................................................  2

SECTION 3. OPERATION AND ADMINISTRATION.....................................  2
 3.1.   Effective Date......................................................  2
 3.2.   Shares Subject to Plan..............................................  2
 3.3.   Adjustments to Shares...............................................  3
 3.4.   Limit on Distribution...............................................  3
 3.5.   Taxes...............................................................  4
 3.6.   Distributions to Disabled Persons...................................  4
 3.7.   Transferability.....................................................  4
 3.8.   Administration......................................................  4
 3.9.   Evidence............................................................  4
 3.10.  Action by Company...................................................  4

SECTION 4. COMMITTEE........................................................  5
 4.1.   Selection of Committee..............................................  5
 4.2.   Powers of Committee.................................................  5
 4.3.   Information to be Furnished to Committee............................  5
 4.4.   Liability and Indemnification of Committee..........................  5

SECTION 5. AMENDMENT AND TERMINATION........................................  5

SECTION 6. DEFINED TERMS....................................................  6
 6.1.   Plan Meanings.......................................................  6
 6.2.   Award...............................................................  6
 6.3.   Award Date..........................................................  6
 6.4.   Board...............................................................  6
 6.5.   Committee...........................................................  6
 6.6.   Company.............................................................  6
 6.7.   Date of Termination.................................................  6
 6.8.   Director............................................................  6
 6.9.   Disability..........................................................  6
 6.10.  Effective Date......................................................  6
 6.11.  Eligible Director...................................................  6
 6.12.  Participant.........................................................  6
 6.13.  Plan................................................................  7

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 6.14. Plan Year....................................  7
 6.15. Quarter......................................  7
 6.16. Related Company..............................  7
 6.17. Stock........................................  7
 6.18. Stock Award..................................  7
 6.19. Stock Option Award...........................  7

                       SANTA FE PACIFIC GOLD CORPORATION
                      DIRECTORS' STOCK COMPENSATION PLAN
                      ----------------------------------


                                   SECTION 1
                                   ---------

                                    GENERAL
                                    -------

     1.1 Purpose. The Santa Fe Pacific Gold Corporation ("Company") Directors' Stock Compensation Plan ("Plan") has been established by the Company to promote the interests of the Company and its stockholders by enhancing the Company's ability to attract and retain the services of experienced and knowledgeable directors and by encouraging such directors to acquire an increased proprietary interest in the Company.


                                   SECTION 2
                                   ---------

                                    AWARDS
                                    ------

     2.1  Stock Awards.

(a) For each Quarter, each Director who is an Eligible Director throughout that Quarter shall be granted a Stock Award for that Quarter. Except as otherwise provided in this Section 2.1, the Stock Award for any Quarter shall be made as of the Award Date for that Stock Award.

(b) If a Director becomes an Eligible Director during a Quarter, on a date other than the first day of the Quarter, the Director shall be granted a Stock Award for that Quarter reduced proportionately for the portion of the Quarter prior to the date on which Director became an Eligible Director. The Stock Award for any Quarter shall be made on the Award Date for that Stock Award.

(c) If the Stock Award that would otherwise be made to a Participant as of any Award Date under paragraph 2.1(b) is not a whole number of shares, then the number of shares in the Stock Award shall be increased to the next higher whole number of shares.

(d) If an Eligible Director's Date of Termination occurs during a Quarter by reason of the Eligible Director's retirement, death or Disability, a Stock Award shall be made with respect to the Eligible Director for the Quarter as though the Eligible Director's Date of Termination occurred immediately after the end of such Quarter.

(e) If an Eligible Director's Date of Termination occurs during a Quarter for a reason other than retirement, death or Disability, (i) no Stock Award shall be made with respect to the Director for that Quarter; and (ii) a cash award of $5,000 shall be made with respect to the

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     Director for the Quarter, subject to a pro-rata reduction to reflect the portion of the Quarter after the Eligible Director's Date of Termination.

(f) Subject to the provisions of Section 2.1(c) and Section 3.3, no more than 1,200 shares of Stock may be awarded to a Director under the Plan for any Plan Year.

(g) The shares of Stock awarded under the Plan as of any Award Date shall be fully vested on the Award Date.

     2.2. Stock Ownership. The Participant shall be the full owner of shares of Stock granted as a Stock Award from and after the Award Date and shall have all the rights of a stockholder including, but not limited to, the right to vote such shares and the right to receive all dividends paid on such shares.

     2.3. Stock Option Award. To induce Peter Steen to become a Director and to serve as Chairman of the Executive and Policy Committee of the Board, Peter Steen shall be granted the Stock Option Award.


                                   SECTION 3
                                   ---------

                         OPERATION AND ADMINISTRATION
                         ----------------------------

     3.1 Effective Date. Subject to the approval of the stockholders of the Company at the Company's 1996 Annual Meeting of Stockholders, the Plan shall be effective as of the Effective Date, with the first Stock Award to be made under the Plan for the Quarter that begins on the Effective Date; provided, however, that to the extent that Awards are made under the Plan prior to its approval by stockholders, such Awards shall be contingent on approval of the Plan by the stockholders of the Company. Subject to the provisions of Section 5, the Plan shall terminate on March 31, 2001, and no new Awards shall be made under the Plan for periods after that date.

     3.2 Shares Subject to Plan. The shares of Stock with respect to which Awards may be made under the Plan shall be shares of Stock currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions. Subject to the provisions of Section 3.3, the number of shares of Stock which may be issued as Awards under the Plan shall not exceed 200,000 shares in the aggregate. Except as otherwise provided herein, any shares subject to an Award which for any reason expires or is terminated without issuance of shares (whether or not cash or other consideration is paid to a Participant in respect of such shares) shall again be available under the Plan.

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

     3.3  Adjustments to Shares.

(a) If the Company shall effect any subdivision or consolidation of shares of Stock or other capital readjustment, payment of stock dividend, stock split, combination of shares or recapitalization or other increase or reduction of the number of shares of Stock outstanding without receiving compensation therefor in money, services or property, then the Committee shall adjust (i) the number of shares of Stock available under the Plan;
     (ii) the number of shares in each subsequent Stock Award; (iii) the aggregate number of shares of Stock subject to future grant; and (iv) the number of shares subject to the unexercised portion of the Stock Option Award.

(b) If the Company is reorganized, merged or consolidated or is party to a plan of exchange with another corporation, pursuant to which reorganization, merger, consolidation or plan of exchange the stockholders of the Company receive any shares of stock or other securities or property, or the Company shall distribute securities of another corporation to its stockholders, the Company shall be substitute for the Stock to be awarded pursuant to the Plan an appropriate number of shares of each class of stock or amount of other securities or property which were distributed to the stockholders of the Company in respect of such shares; provided that, upon the occurrence of a reorganization of the Company or any other event described in this
     Section 3.3 (b), any successor to the Company shall be substituted for the Company.

(c) The existence of this Plan and the Awards granted hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(d) Except as expressly provided by the terms of this Plan, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to Awards then outstanding hereunder.

     3.4. Limit on Distribution. Distribution of shares of Stock or other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company shall have no liability to issue any shares of Stock under the Plan or make any other distribution of benefits under

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     the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b) The Committee shall add such conditions and limitations as are necessary to comply with Section 16(a) or 16(b) of the Securities Exchange Act of 1934 and the rules and regulations thereunder or to obtain any exemption therefrom.

(c) To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Stock, the transfer of such shares may, at the direction of the Committee, be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

     3.5. Taxes. All Awards and other payments under the Plan are subject to all applicable taxes.

     3.6. Distributions to Disabled Persons. Notwithstanding any other provision of the Plan, if, in the Committee's opinion, a Participant or other person entitled to benefits under the Plan is under a legal disability or suffers a Disability so as to be unable to manage the person's financial affairs, the Committee may direct that payment be made to a relative or friend of such person for the person's benefit until claim is made by a conservator or other person legally charged with the care of the person or the person's estate, and such payment or distribution shall be in lieu of any such payment to such Participant or other person. Thereafter, any benefits under the Plan to which such Participant or other person is entitled shall be paid to such conservator or other person legally charged with the care of the person or the person's estate.

     3.7. Transferability. No Stock Award under the Plan may be transferred or encumbered in any way prior to the Award Date except as may be contemplated by the Participant by will or pursuant to the laws of descent and distribution applied to a Participant.

     3.8. Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Committee in accordance with
Section 4.

     3.9. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

     3.10. Action by Company. Any action required or permitted to be taken by the Company under or with respect to the Plan shall be by resolution of the Board, by action of the Committee, by a duly authorized agent of the Board, or (except to the extent prohibited by applicable law or the rules of any stock exchange) by a duly authorized officer of the Company.

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                                   SECTION 4
                                   ---------

                                   COMMITTEE
                                   ---------

     4.1. Committee. Except as otherwise provided by the Board, the Committee on Directors of the Board shall serve as the Committee under the Plan.

     4.2. Powers of Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee. The Committee will have the authority to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

     4.3. Information to be Furnished to Committee. The Company shall furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Company as to the period of a Director's service shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

     4.4 Liability and Indemnification of Committee. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to the member's or delegate's own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Company, to the fullest extent permitted by law, against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.


                                   SECTION 5
                                   ---------

                           AMENDMENT AND TERMINATION
                           -------------------------

     The Board may, at any time, amend or terminate the Plan, provided that, subject to Section 3.3 (relating to certain adjustments to shares), no amendment or termination may adversely affect the rights of any Participant or beneficiary under any Award made under the Plan prior to the date such amendment or termination is adopted by the Board. Notwithstanding the provisions of this
Section 5, in no event shall the provisions of the Plan relating to Awards under the Plan be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder; provided, however, that the limitation set forth in this sentence shall be applied only to the extent required under Rule 16b-3(c)(2)(ii)(B) promulgated under the Securities Exchange Act of 1934 or any successor provision thereto.

                                   SECTION 6
                                   ---------

                                 DEFINED TERMS
                                 -------------

     6.1. Plan Meanings. For purposes of the Plan, the terms appearing with initial capital letters in the Plan shall be defined as set forth in this
Section 6.

     6.2. Award shall mean a Stock Award granted to any Participant under the Plan or the Stock Option Award.

     6.3. Award Date shall mean the last business day of the Quarter for which an Award is made.

     6.4. Board shall mean the Board of Directors of the Company.

     6.5. Committee shall mean the Committee on Directors of the Board.

     6.6. Company shall mean Santa Fe Pacific Gold Corporation.

     6.7. Date of Termination shall mean, as to an Eligible Director, the day following the last day on which that Eligible Director serves as a Director.

     6.8. Director shall mean a member of the Board.

     6.9. Disability shall mean the period in which a Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

     6.10. Effective Date shall mean April 1, 1996.

     6.11. Eligible Director shall mean a Director who is not an employee of the Company or any Related Company and whose term of office either begins upon, continues through or commences after the Company's 1996 Annual Meeting of Stockholders.

     6.12. Participant shall mean any person who has received or who has been entitled to receive an Award under the Plan.

     6.13. Plan shall mean the Santa Fe Pacific Gold Corporation Director's Stock Compensation Plan.

     6.14. Plan Year shall mean the period beginning on April 1 and ending on the succeeding March 31. The first Plan Year shall begin on the Effective Date.

     6.15. Quarter shall mean any one of four consecutive calendar quarters together comprising a Plan Year. For any Plan Year, the first Quarter shall begin on April 1 and shall end on June 30; the second Quarter shall begin on July 1 and shall end on September 30; the third Quarter shall begin on October 1 and shall end on December 31; and the fourth Quarter shall begin on January 1 and end on March 31.

     6.16. Related Company shall mean any company during any period in which it is a "subsidiary corporation" (as that term is defined in Internal Revenue Code
Section 424(f)) with respect to the Company.

     6.17. Stock shall mean shares of common stock of the Company.

     6.18. Stock Award shall mean 300 shares of Stock.

     6.19. Stock Option Award shall mean an option granted to Peter Steen to acquire 50,000 shares of Stock at an exercise price equal to $15.375 per share (the average of the high and low prices of a share of Stock on the New York Stock Exchange on March 1, 1996), such option to be vested and exercisable as to 25,000 shares of stock on March 1, 1997, and as to the remaining 25,000 shares of Stock on March 1, 1998, subject to the conditions that (i) if Peter Steen shall resign as a Director prior to March 1, 1997, the option shall expire in its entirety; (ii) if Peter Steen shall resign as a Director between March 1, 1997, and March 1, 1998, the option with respect to the 25,000 shares of Stock which became vested and exercisable on March 1, 1997, shall expire 30 days after his resignation and the remainder of the option shall expire upon his resignation; (iii) the option to the extent not previously exercised shall expire on March 31, 2001; (iv) the option shall be exercised in increments of not less than 1000 shares of Stock upon written notice and payment of the required option price to the Secretary of the Company; (v) the option may not be transferred by Peter Steen other than by will or the laws of descent and distribution; (vi) if Peter Steen should die while serving as a Director prior to March 1, 1998, or if he should die on or after March 1, 1998, while the option remains in effect, the option to the extent not previously exercised shall become vested and exercisable by his heirs and devisees under the applicable laws of decent and distribution; and (vii) if Peter Steen should suffer a Disability while serving as a Director prior to March 1, 1998, or at any time on or after March 1, 1998, while the option remains in effect, the option, to the extent not previously exercised, shall become vested and exercisable by his guardian or legal representative.